UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K/A

                             AMENDED CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): DECEMBER 15, 1999


                        CONVERGENCE COMMUNICATIONS, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)



NEVADA                                00-21143                        87-0545056
------                                --------                        ----------
(State or other jurisdiction       (Commission File                (IRS Employer
of incorporation)                      Number)               Identification No.)



            102 WEST 500 SOUTH, SUITE 320, SALT LAKE CITY, UTAH 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618




                      WIRELESS CABLE & COMMUNICATIONS, INC.
                      -------------------------------------
         (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

         On December 15, 1999, Convergence Communications, Inc. (the "Company") acquired all of the outstanding stock of GBnet Corporation, a British Virgin Islands international business company ("GBnet"). GBnet provides data networking and internet access services through its subsidiaries to over 2100 customers in the countries of Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and the Dominion Republic. The seller of GBnet was General Business Machines Corporation ("GBM"), the exclusive general distributor of IBM products and services in several Latin America countries, including the countries in which GBnet operates.

         The total purchase price for GBnet was $13,000,000, of which the Company paid $4,000,000 in cash at the closing. The balance of the purchase price was paid through the Company's delivery of four promissory notes which are due on the first through fourth anniversaries of the closing. The promissory notes, which bear no interest, are in principal amounts sufficient to provide GBM with an imputed interest rate of 10.75% per annum through their anticipated payment dates. The Company's obligations to pay the deferred portions of the purchase price are secured by a pledge of the shares of GBnet, as well as its operating subsidiaries. A portion of those pledged shares will be released to the Company as it pays down the promissory notes. GBM will be entitled, however, to retain at least 51% of the pledged shares until the Company pays all amounts under the promissory notes.

         In connection with the Company's acquisition of GBnet, GBM and GBnet entered into a number of ancillary documents, including (i) a commercialization agreement, pursuant to which each of GBnet and GBM agreed to recommend one another as preferred providers of services and products (ii) an equipment purchase agreement, pursuant to which GBM agreed to provide GBnet with preferred purchasing terms for any IBM equipment it acquires from GBM for its operations, and (iii) a network management agreement pursuant to which GBnet will provide GBM with managed data network services frame relay-based connections.

Item 7.  Financial Statements and Exhibits.

         (a)   FINANCIAL STATEMENTS.  N/A

         (b)   PRO FORMA FINANCIAL INFORMATION.  N/A

         (c)   EXHIBITS.  N/A




                                   CONVERGENCE COMMUNICATIONS, INC.

                                       /s/
                                   ---------------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  January 6, 2000